As filed with the Securities and Exchange Commission on August 25, 2000 Registration Statement No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                                LRS CAPITAL INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

        Delaware                        212299                     N/A
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Number)        Identification No.)
                            ------------------------

                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
          (Address and telephone number of principal executive offices)
                            ------------------------

                          Mitchell Geisler , President
                                LRS Capital Inc.
                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
            (Name, address and telephone number of agent for service)
                            ------------------------
                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 818-8881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                     Proposed        Proposed
                                     Maximum         Maximum
    Title of Each        Amount      Offering        Aggregate    Amount of
Class of Securities      To Be       Price Per       Offering     Registration
 To Be Registered      Registered    per Security    Price        Fee
-------------------------------------------------------------------------------
Common Stock, $.001
par value              8,000,000        $.125        $1,000,000     $264.00

-------------------------------------------------------------------------------
Total Amount Due                                                    $264.00
-------------------------------------------------------------------------------


     The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

       Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED August 25, 2000

                                 LRS CAPITAL INC

                        8,000,000 Shares of Common Stock

       All 8,000,000 shares of our common stock are being sold by the company on a self-underwritten, best efforts basis, with no minimum. The offering will commence on the date of this prospectus and continue for nine months or until all the shares offered are sold, if earlier.

       No public market exists for our common stock. A public market may not develop after the sale of the shares.

       Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                       Per Share     Total

         Public offering price........................   $.125    $1,000,000(1)


      _____________________

     (1) The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to LRS.



                The date of this prospectus is August 25, 2000

                                Table of Contents

                                     Page                                          Page
                                     ----                                          ----
Summary................................1     Management.............................17
Risk Factors...........................3     Executive Compensation.................18
Use of Proceeds........................7     Principal Stockholders.................19
Dividend Policy........................8     Description of Securities..............19
Determination of Offering Price .......8     Shares Eligible for Future Resale......21
Dilution of the Price Paid                   Plan of Distribution...................21
   for the Shares......................9     Legal Matters..........................22
Capitalization.........................10    Experts................................22
Management's Discussion and                  Where You Can Find
   Analysis of Financial Condition              Additional Information..............22
   and Results of Operations...........10    Index to Financial Statements..........23
Business...............................12




       LRS Capital Inc., referred to in this prospectus as LRS, we or us, is engaged in the identification, acquisition, exploration and initial development of mining properties with tungsten bearing ore and other minerals normally found in tungsten bearing ore. We were incorporated in Delaware in October 1998. Our executive offices are located at 240 Richmond Street West, Suite 201, Toronto, Ontario, Canada M5V 1V6. Our telephone number is (416) 597-0202. We refer to prospective investors as you or the investor(s).

                                     Summary

       This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

       LRS is engaged in the identification and acquisition of mining properties with tungsten bearing ore. We currently have a lease on one property in west-central Nevada. The property consists of 30 unpatented claims. We plan to conduct further exploration of this property to determine reserves and mining feasibility, and then we will initially develop them for extraction of the minerals. We may also attempt to locate other properties and stake additional claims. We plan to lease, joint venture or otherwise work with other mining companies for full development and extraction of minerals. We may also consider selling viable, staked mining properties as a means to realize a return on their value. We have had no revenues to date from any mining operations. We expect to incur substantial expenses in the above stated phases of operations before we realize any revenues from our efforts. Because we are in the very early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

The Offering

Securities offered..............   8,000,000 shares of common stock.

Common stock outstanding

prior to the offering...........   2,654,721 shares

Common stock to be outstanding
after the offering..............   10,654,721 shares

Use of proceeds.................   We intend to use the net proceeds of this
        `                          offering  as follows:

                                   o    Identify and acquire mineral rights
                                   o    Update past exploration results and
                                        conduct feasibility studies on staked
                                        claims

                                   o    Commence initial development of mining
                                        properties
                                   o    Obtain permits for properties
                                   o    Working capital and general corporate
                                        purposes

                             Summary Financial Data

       The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying financial statements and notes included in another section of this prospectus. The as adjusted column reflects the sale of 8,000,000 shares of common stock in this offering at an assumed offering price of $.125 per share, after deducting the estimated offering expenses payable by us.

                                                    June 30, 2000 June 30, 2000
                                                        Actual     As Adjusted
                                                        ------     -----------
Assets
       Cash                                            $ 14,778    $1,014,778
       Investment - Mineral Rights                       34,861        34,861
       Organization Costs                                   742           742
Total Assets                                           $ 50,382    $1,050,382

       Liabilities and Stockholder's Equity
Liability

       Due to Related Parties                          $ 18,514    $   18,514
Stockholders' Equity
       Common Stock - $.001 Par Value, 15,000,000
       authorized, 2,654,720 shares issued and
       outstanding; 10,654,720 shares issued and          2,654        10,654
       outstanding as adjusted                           36,186     1,028,186
       Additional Paid in Capital                        (6,973)       (6,973)
       Retained (Deficit)
Total Stockholders' Equity                              31,868      1,031,868
Total Liability and Stockholder's Equity              $ 50,382     $1,050,382

Book Value Per Share                                       .02            .10

                                  Risk Factors

       You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We have no history operating our mining business upon which investors may evaluate our performance.

                  We are in the development stage of our business. We have not engaged in any substantive operations to date. More particularly, we have not engaged in any mining operations beyond that of obtaining 30 unpatented claims for one mining property through a consultant company. We have not engaged in exploratory activities, feasibility studies or established initial developmental plans in respect of the mining properties. You should consider our prospects based on the risks associated with our early stage and lack of experience.

Our ability to operate will depend on our ability to face all the challenges of a new business.

       We expect to face many challenges in the start up of our business and its development. These will include:

o  Engaging the services of qualified support personnel and consultants;
o  Establishing and maintaining budgets;
o  Implementing appropriate financial controls;
o  Acquiring relevant information efficiently;
o  Staking and evaluating appropriate mining properties; and
o  Establishing initial development plans for workable mining properties.

The failure to address one or more of these may impair our ability to carry out our business plan.

We will be dependant on others for the implementation of our business plan in the early periods.

       To initially locate and obtain, including leasing and staking, mining properties, we have relied upon and will continue to rely on an outside consultant. We also will rely on other consultants and independent contractors in the exploratory and initial development stages to implement our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on the staked mining properties and the subsequent evaluation and assessment activities necessary to determine the viability of a mining property. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Mining has many inherent risks of operations which may prevent ultimate success.

       Mineral exploration, development and production has significant risks. Some of these include the following:

o It is dependant on locating mineral reserves in staked mining properties and skillful management of these reserves and properties once found or located.

o Mineral deposits and ore grades may vary substantially in a property, rendering what was initially believed a profitable deposit of little or no value.

o Profitable mining may be affected by unforeseen changes in operating circumstances including:

                  - Changes in the value of minerals,
                  - Changes in regulations,
                  - Environmental concerns,
                  - Technical issues relating to extraction, such as rock
                     falls, subsidence, flooding and weather conditions, and
                  - Labor issues.

We are relying on dated geological reports to locate potential mining properties which may be inaccurate.

         We rely on reports typically several decades old to determine which mining properties to lease, acquire and stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents of the properties once we have rights to them. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a property; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mining properties could result in significant unrecoverable expenses. Mining properties initially thought to be valuable may turn out to be of little value.

If we are in default to Wolfranium Corporation Inc., we will have to transfer all our interests in the mining properties to Wolfranium which are the subject of the agreement.

         The obligations of LRS under its agreement with Wolfranium Corporation Inc. include payment of royalties and reimbursement of expenses. If LRS is in default of any obligation to Wolfranium, the remedy is that Wolfranium will be able to have LRS transfer to it all the right, title and interest in the mining properties and minerals located therein to Wolfranium and retain all amounts and shares previously paid or issued to it. Obligations under the agreement must be carried out immediately, with only a fifteen day grace period. Therefore, if LRS is in default to Wolfranium, it will lose all its assets and will not be able to carry on its business. In such event, investors would lose their entire investment.

Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business.

         Once development of a mining property begins, we will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to extract and market the mineral resources. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of LRS to succeed in its business plans and to generate revenues and profits.

Risks Relating to this Offering

         This offering is being made without an underwriter, therefore, it is possible that LRS will not sell all the shares offered.

         The offering is self-underwritten. This means LRS will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of our officers, and we will not pay any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If LRS does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of the company and require it to cease operations.

Future sales of shares by our principal stockholders could adversely affect the market price of our common stock.

         After completion of this offering, there will be 10,654,721 shares of our common stock outstanding, of which 2,654,721 shares, or 25%, will be held by our directors, officers and principal stockholders. Of this amount, 900,200 shares may be sold in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws under Rule 144. After June 6, 2001, an additional 1,754,521 shares will be eligible for sale under Rule 144. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

The offering price has been established by the board of directors arbitrarily.

         The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price.

There has been no prior market for our common stock and the market price of the shares may fluctuate.

          There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

There can be no assurance that a public market will develop for the common stock.

         We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.

Investors may be able to resell the shares acquired in the offering in the public markets.

         The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares purchased in this offering.

                                 Use of Proceeds

         If all the shares are sold, we estimate that we will receive proceeds from the sale of our common stock in this offering of approximately $950,000, after deducting the expenses payable by us estimated at $50,000. We intend to use those proceeds approximately as follows:

Application                                  Amount      Percent of Net Proceeds
-----------                                  ------      -----------------------
o    Identification and acquisition of      $100,000             10.5%
     rights

o    Update exploration studies and
     conduct feasibility studies            $450,000             47.4%
o    Initial development activities         $100,000             10.5%
o    Property permitting                    $100,000             10.5%
o    Working capital and general
     corporate purposes                     $200,000             21.1%
Total                                       $950,000            100.0%

         The identification and acquisition of rights will be primarily those costs associated with locating new properties to exploit and will include the costs associated with the obligations to Wolfranium Corporation Inc.

         Because the information relating to the claims on the one property that we have acquired is dated, we plan to use a majority of the proceeds of this offering to update the exploration studies and then to conduct feasability studies. This will include employing geologists and paying for laboratory and field testing. Associated costs will include hiring equipment and paying labor expenses.

         Initial development expenses are expected to be the costs associated with locating and contracting with persons to carry out our chosen means of development or realization on investment. We believe that we will need considerable amounts of additional capital for any actual development of the property unless the developmental means is one that we lease or otherwise employ the capital of others in exchange for income or purchase price payments.

         Property permitting expenses are those relating to maintain our mining stakes and state and federal safety and environmental permits which must be issued before we commence mining activities. Our expenses will include the costs of employing mining consultants, legal expenses and filing fees.

         The working capital requirements of our company includes general administrative expenses, salaries, corporate overhead, office rental expense, accounting and professional expenses and similar expenses.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

         Based upon our current business plan, we believe that the funds generated by this offering will be sufficient to fund the foregoing applications for at least twelve months after receipt of the funds.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we will delay the expenses associated with property permitting and initial development because these are likely to occur later in our development process. We also would reduce the working capital allocation and try to reduce the other anticipated expenses, especially in the area of updating exploration studies and conducting feasibility studies. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations

         In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making. Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of LRS.

                                 Dividend Policy

         We expect to retain all earnings generated by our operations, if any, for the development and growth of our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for LRS to raise up to a total of $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the share in the public market, or that a public market will value the company as we have determined its value.

                    Dilution of the Price Paid for the Shares

         At June 30, 2000, we had a pro forma net tangible book value of $1,050,381 or $.10 per share of common stock. Net tangible book value is equal to total tangible assets minus total liabilities. Our net tangible book value per share is calculated by dividing our net tangible book value by 10,654,720, the total number of shares of common stock outstanding.

         At June 30, 2000, after giving pro forma effect to the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $.125 per share and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value at June 30, 2000 would have been approximately $1,050,000, or approximately $.10 per share of common stock. The dilution is $.25 per share, or approximately 20%, less than the price you are paying per share in this offering. The following table illustrates this dilution:

     Assumed public offering price per share........................$.125
                                                                    -----

     Net tangible book value per share of common stock
     as of June 30, 2000............................................$.02

     Increase per share attributable to sale of common
     stock in this offering.........................................$.08
                                                                    ----

     Pro forma net tangible book value per share of
     common stock after this offering...............................$.10

     Dilution per share of common stock to investors
     in this offering...............................................$.025
                                                                    =====

         The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

         The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by our existing stockholders and by new investors in this offering:

                                                   Number of           Percent of     Total                Percentage of
                              Price Per Share      Shares Held         Ownership      Consideration        Consideration
                                                                                      Paid

Existing Stockholders            $.015               2,654,721           22.1%        $   38,840             3.7%

Investors in this offering       $.125               8,000,000           77.9%        $1,000,000            96.3%
                                 -----             -----------         -------        ----------            -----

                  Total          $.140             10,764,721          100.0%         $1,038,840             100%

                                 Capitalization

                  The following table sets forth our capitalization. The actual column shows our capitalization as of June 30, 2000. The pro forma column shows our capitalization on June 30, 2000, on a pro forma basis adjusted to reflect our reorganization, the issuance of 8,000,000 shares of common stock in this offering at an assumed public offering price of $.125 per share.

                                                                            June 30, 2000
                                                                        Actual     As Adjusted
                                                                       --------     -----------
Short Term Debt                                                        $18,514      $   18,514

Stockholders' Equity
         Common stock - $.001 par value, 15,000,000 shares
         authorized, 2,654,721 shares issued and
         outstanding; 10,654,721 issued and outstanding as               2,654          10,654
         adjusted                                                       36,186       1,028,186
         Paid in Capital                                               (6,973)         (6,973)
         Accumulated (Deficit)

Total Stockholder's Equity                                              31,867       1,031,867

Total Capitalization                                                  $ 50,381      $1,050,381


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Results of Operations

         LRS is a development stage company. To date, LRS has had no revenues and incurred organizational and other start up expenses.

         The expenses of LRS during the period of inception (October 7, 1998) to June 30, 2000 were general and administrative expenses relating to taxes, legal and accounting services, transfer agent fees, miscellaneous charges and amortization. During this period, LRS paid $6,972 for these expenses. For all periods reported on, LRS had losses.

Liquidity and Capital Resources

         LRS had working capital of $3,735 at June 30, 2000. At December 31, 1999 the working capital was $26,949. LRS has funded its expenses and losses from the sale of shares of common stock in 1998 and 2000. These sales were to a limited member of investors in private placement transactions under an exemption from registration under the Securities Act of 1933.

         LRS will require additional capital to continue to fund its expenses during the development stage and for the implementation of the business plan of locating, verifying and exploiting mining properties with viable quantities of minerals, notably tungsten. At this time, all of LRS's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, LRS will have to curtail its development plans, and it will not be able to implement its business plan.

         LRS does not have any identified capital resources. Moreover, it does not have any arrangements with investment banking firms or institutional lenders. This offering is a self- underwritten transaction. This means that officials of LRS plan to sell all the shares offered without the services of any investment professionals or broker-dealers. LRS will not pay any commissions on the sale of the shares offered by this prospectus. The ability of LRS to implement its business plan and the extent to which it will be able to implement the different aspects of it depend on the amount of funds raised in this offering. Because this is a best efforts offering without a minimum, there is no assurance that any or all the shares offered will be purchased. Also, because this is an offering without any minimum, early investors bear a disproportionate risk that insufficient funds will be raised thereby limiting the ability of LRS to operate as planned.

         The business of mining is generally capital intensive. If the estimates about the one property to which LRS has rights prove incorrect or more costly to determine, both possible outcomes, it will need capital additional to this offering to identify and evaluate new properties. Although LRS plans to exploit mining properties in a manner that will not require it to conduct the full permitting, extraction, processing and mineral selling aspects of mining, it may need additional capital to support some of these aspects of property development or to induce others to work the LRS properties. LRS does not have any sources for such additional funds.

Other Matters

Year 2000 computer issues

         Because LRS began operations after the beginning of the year 2000, it believes that the computer programs that it uses are Y2K compliant. At this time, LRS believes that it does not have any assets with embedded computer chips or programs. Mining data that LRS has used to determine the mining properties to stake and will use in the future evaluation of the mining properties are primarily in paper format and therefore not susceptible to year 2000 issues. Therefore, management of LRS does not expect to experience any Y2K failures.

         LRS does not engage in electronic data interchange with any other entity. Therefore, management of LRS believes it does not have any Y2K exposure directly from other entities and their failure to be Y2K compliant. Tangently, however, the failure of other entities to be Y2K compliant may cause LRS issues, none of which are apparent to management.

                                    Business

Introduction

         LRS is engaged in the identification, acquisition, and exploration of tungsten mineral ores located in the Western United States.

         LRS was organized under the laws of the state of Delaware on October 8, 1998. The executive offices are at 240 Richmond Street West - Suite 201, Toronto, Ontario, Canada M5V 1V6. Its telephone number is (416) 597-0202.

Overall Business Methodology

Identify and Acquire Tungsten Properties

         LRS has entered into an agreement with a mineral exploration company, Wolfranium Corporation Inc. which has access to a data base of geological exploration information on approximately 1,500 mineral properties, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and it is believed to contain exploration results and feasibility studies that still have valuable, useful information. LRS contracted with Wolfranium to locate an initial mining property with reports of viable tungsten bearing ore and may use Wolfranium in the future to locate additional properties. LRS views access to the resources of Wolfranium to be of competitive advantage in the identification of high quality mineral properties with significant potential for further exploration and acquisition.

         The initial plan of LRS is to locate and acquire one or more viable tungsten bearing properties. It will then update the original exploration results and feasibility studies for these properties and begin the permitting process on the properties that are determined to be the most feasible for the extraction of minerals. If necessary, additional properties will be identified and evaluated in a similar manner.

Update of Past Exploration Results and Feasibility Studies on Staked Claims

         Once LRS has acquired mining properties and staked claims based on the Wolfranium work, it will contract with independent geological and environmental consultants to update the exploration results, feasability studies and environmental reports to determine if the properties are viable and can be permitted for full-scale mining. Each property will be studied to determine the production price that will support positive cash flow and that will be attractive to develop using modern mining methods.

         LRS will then determine the most logical methodology for capitalizing on the value of the property. Management believes that it will most likely either sell the property outright or will lease or joint venture properties to other companies for royalty revenues. LRS believes that there are sufficient numbers of mining companies that would be interested in acquiring viable mineral resources by any of these means. Claims that are not feasible to develop will not be renewed with the appropriate federal and state authorities.

         By electing to use others to commercially develop the properties, LRS will avoid the expense and responsibilities of having to apply for various mining permits with respect to the properties and will be able to limit its liability for regulatory compliance and failures. Of course, where it retains ownership of a mine it may have residual liability, most likely in the area of environmental regulatory compliance. Also, by using others for development of the properties, LRS will reduce its capital requirements.

Tungsten Ore Orientation

         The recent trend of increased use of tungsten has resulted in LRS focusing on this particular mineral. Tungsten is often found with other important minerals, notably copper and silver, which may also prove to be in viable levels for recovery on a particular mining property.

         During the last several decades, the tungsten market has been controlled by the government of the Peoples Republic of China in which country the largest deposits of the mineral are located. As a result, the price of tungsten has been level and is often at a price that does not permit commercial mining of the mineral in other areas of the globe. Recently, there has been development in the uses of tungsten which if accepted will significantly increase the demand for the mineral. Any significant increase in its demand and use is expected to have a beneficial effect on the price of the mineral in the world market, and thereby making previously perceived marginal properties viable sources. It is not believed that China would be able to increase its production levels significantly to continue to control the world price of the mineral as it has been able to do in the past.

         The U.S. Army has developed a new bullet that has physical attributes similar to lead bullets, but is made with tungsten which is perceived to be much more environmentally friendly. This development was from a directive made by the U.S. Department of Defense to eliminate hazardous materials from both the manufacture of small-caliber ammunition and from the bullets themselves. The new bullets have tungsten cores inside the standard copper jackets. By eliminating lead, they will be a more environmentally friendly and safer bullet to manufacture with similar performance as its lead counterparts. The bullets also appear ballistically identical to those using lead.

         Firing ranges using lead ammunition face high cleanup costs. Animals are at particular risk of accumulating lead in their tissues from this source through the food chain. Lead is especially dangerous because it impairs brain development. Tungsten, which is extremely dense and hard, is less toxic than other metals. An alternative for the core of ammunition is depleted uranium. However, uranium also raises environmental concerns because of fears that it poses health dangers during the manufacturing process, to soldiers during its storage and use, and to civilians who will end up living in uranium contaminated areas after conflicts.

         If the tungsten ammunition is widely adopted, there is ultimately a 200 million bullet market from the U.S. Army. This level of use would represent about one-eight of the current global consumption of tungsten. If the U.S. Army adopts tungsten ammunition, it is expected that the use of tungsten in ammunition used by other military bodies and by police and related law enforcement services in the United States and around the world would increase. In these events, it is believed that global demand for tungsten will significantly increase.

Correspondingly, with the rise in the demand for the mineral, prices would increase making previously unused sources of the mineral viable mining properties.

Pilot Mountain Project

         LRS has acquired a 100% interest in the tungsten project known as Pilot Mountain in west-central Nevada. The property consists of 30 unpatented claims located in Mineral County, approximately 45 miles west-northwest of Tonopah. The claims have been staked and recorded for LRS by Wolfranium. The property is easily accessible via improved gravel roads leading from U.S. highways. The property lies at elevations raging from 6,300 to 7,600 feet and enjoys year round access.

         The Pilot Mountain Project encompasses the historic workings of the Desert Scheelite, Gunmetal, Garnet and Good Hope mines, all of which are former tungsten producers.

         The Desert Scheelite mine first produced ore in the early 1940's. Early production was about 1,000 tons. Small addition tonnages were mined between 1952 and 1957. Total production amounted to less than 10,000 tons. In the early 1970's, there was further exploration of the property and extensive skarn deposits were discovered and found to contain substantial tonnages of tungsten bearing ore. The property was optioned to W.R. Grace which continued exploration but did not put the property into production. Published reserves were approximately 8 million tons containing 0.32% tungsten . With the tungsten was found significant copper and silver. The property was sold to Union Carbide which conducted additional exploration and pre- development activities in the early 1980's. With the plunge in tungsten prices in the mid to late 1980's and the contemporaneous demise of the mining division of Union Carbide, the property was dropped.

         The Gunmetal mine was first worked during World War 1. Intermittent operations continued through 1956 by various operators. Historical production grades were between 0.5% and 1.0% tungsten. The property lay dormant until Union Carbide began exploration in 1977. This property was also dropped in the 1980's.

         The Garnet mine was operated intermittently from 1941 to 1943 by the Victory Tungsten Company. Historic production figures indicate that the average ore approached 0.5% in tenor.

         LRS does not have any historical production data on the Good Hope mine.

General Geology of the Project Area

         The general geology of the properties is characterized by structurally complex calcareous, clastic and volcanic rocks of the Paleozoic and Mesozoic age intruded by monsonitic to granitic rocks. Cenozoic bi-modal volcanics cover much of this terrain. There have been several periods of folding and faulting. The properties consist largely of the Luning formation which is limestone to dolomite with lesser amounts of sharel, argillite and congolomerate with granitic intrusions.

         The ore deposits of each of the four mines consist of contact metamorphic deposits with tungsten occurring as scheelite and powellite within the tactite or skarn zone formed by metamorphism and metasomatism of the limestone where in intimate contact with the intrusives. Other important metals occur within some of the properties and are of economic interest. These include silver and zinc. At lesser amounts, copper and molybdenum have been encountered in the properties. All these metals should clearly enhance the overall economics of exploring and developing the properties.

         LRS has access to various historic databases relating to the mining properties This information includes prior exploratory reports, metallurgical and feasibility documents. Not all the reports are complete and many assumptions relating to the value of the ores within the properties are based on dated assumptions, including prior market prices and regulatory costs. In any event, LRS must establish new reserve estimates, feasibility studies and flow sheets. LRS cannot give any assurance that the properties will prove to have the ores and reserves indicated in the existing documentation or that the properties will be worth mining in the current economic and regulatory climate.

Agreement with Wolfranium Corporation Inc.

         LRS has an agreement with Wolfranium Corporation Inc., a Colorado corporation, to locate, stake and record between 20 and 40 mining claims that Wolfranium reasonably believes will contain high concentrations of tungsten. The agreement was entered into on May 6, 1999. Wolfranium has staked the 30 unpatented claims for LRS described in this prospectus pursuant to this contract. LRS has paid an initial amount of $13,000 and is obligated to pay an additional $75,000 in the aggregate over the next five years, commencing May, 6, 2001. LRS is also responsible for the filing and registration expenses of up to $260 per claim staked and the out-of- pocket expenses of Wolfranium. In addition, if the properties are developed, LRS will pay a net smelter royalty of two percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining properties. Notwithstanding the former requirement, if LRS does not sell any gold or silver credited to its account by electing to hold on to the precious metals, a royalty of 2% will be due nonetheless, payable within ninety days of the crediting to the LRS account.

         As additional compensation LRS has agreed to issue shares of common stock to Wolfranium. LRS is obligated to issue an aggregate of 120,000 shares of common stock from May 6, 2000 through May 6, 2004. Ten thousand shares were required to be issued in May 2000. This issuance has not yet been made. Twenty thousand shares are to be issued in each of the years 2001 and 2002. Thirty thousand shares are to be issued in 2003. Forty thousand shares are to be issued in 2004. The number of shares is subject to changes in the aggregate capitalization of LRS so as to maintain Wolfranium's relative ownership. This adjustment, however, will not apply if LRS issues shares of common stock for valuable consideration.

         The royalty payment obligation may be terminated by payment of specified amounts to Wolfranium. To terminate the royalty obligation prior to May 6, 2005, LRS may pay $2,600,000, less all cash amounts theretofore paid by LRS to Wolfranium. After May 6, 2005, the termination payment is $4,000,000, less all cash amounts theretofore paid by LRS to Wolfranium.

         Obligations under the contract must be performed on the basis of "time is of the essence." Therefore, there is no ability for either party to not perform or make a payment later than obligated without being in breach of the agreement. If LRS is in default under the agreement, the remedy specified in the agreement is that it will transfer and convey to Wolfranium all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates. In addition, in such default, Wolfranium will retain all amounts previously paid to it and retain all shares previously issued to it under the agreement. In such event, LRS will lose substantially all its assets and would likely not be able to continue in business. Moreover, in such event, investors in LRS will lose their entire investment.

Regulation

         We will be subject to regulation by numerous federal and state governmental authorities. The most significant will be the Federal Environmental Protection Agency, the Bureau of Land Management and comparable state agencies. We expect that the regulation will cause us to spend significant amounts in our operations once we reach the state of mining our properties. Regulatory compliance also will take considerable amounts of time prior and during mining operations to meet and assure compliance. If we fail to comply with these laws, will be subject to possible fines, many of which are considerable in amount. Even if others are doing the land preparation and extraction, we may bear some or all of these costs and liabilities. To date, we have not been required to spend anything on compliance with environmental laws because we are not operating any mining properties. We cannot estimate when these costs will begin or their amount.

         Currently we and our agents must only comply with the annual staking and patent maintenance requirements of the State of Nevada and the United States Bureau of Land Management.

Competition

         We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with strong development potential. We believe that our contract with Wolfranium Corporation Inc, and its relationship with Platoro West, LLC, for the identification of claims from a large database of previously explored properties gives us a competitive advantage over many other junior mining and exploration companies. We also expect to compete for the hiring of appropriate geological and environmental experts to assist with exploration, feasibility studies and obtaining mining patents. In the future, we expect to compete for development and extraction consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater resources than us. Therefore, we anticipate that our ability to compete largely will depend on our financial resources and capacity and the opportunity to be associated with a growing company.

Employees

         LRS has one full time employee as of June 30, 2000. We expect to hire consultants and independent contractors during the early stages of implementing our business plan.

Properties

         The executive office of LRS is located at 240 Richmond Street, West, Suite 201, Toronto, Ontario, Canada. At this location it shares an undesignated amount of space with another entity. Currently, the landlord and primary tenant are not charging LRS any rent. If LRS is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.

         See the description mining properties under business for a description of the unpatented claims staked by LRS in Nevada.

                                   Management

         Our directors and executive officers are as follows:

Name                  Age          Position
----                  ---          ---------

Mitchell Geisler      29           President, Director (Chairman of the Board)

Cindy Roach           37           Secretary, Director

Kevin Wagman          28           Director

         Mr. Mitchell Geisler, has been the president and director of LRS Capital since 2000. Mr. Geisler has over 15 years experience in the hospitality and services industry. Mr. Geisler has been involved predominantly with establishing and consulting to entrepreneurs who are entering the industry and require expert advice on preparing and organizing their operations. From September 1995 to May 1997, Mr. Geisler managed Ruby Beets restaurant in Toronto, Ontario, From May 1997 to May 1998, he was a manager of bar operations at Summit House Grill, and since May 1998, he is a consultant to and president of 52 Restaurants Inc. Mr. Geisler holds a Bachelor of Arts degree from York University, Toronto, Canada.

         Ms. Cindy Roach, has been the Secretary and a director of LRS Capital since 2000. Ms. Roach has over 10 years experience as a consultant with group benefits and human resources administration. From 1990 to 2000, Ms. Roach was a group benefits consultant at Watson Wyatt Worldwide, a multi national benefits consulting organization.

         Mr. Kevin Wagman, has been the director of LRS Capital since 2000.
Mr. Wagman is an experienced marketing and special promotions consultant. Since January 1997 Mr. Wagman has been the marketing and special event consultant with MONDO Events and Promotions. From August 1994 to December 1996 Mr. Wagman was the production manager with "Applause Applause" Productions in Toronto, Ontario, and the special events manager for JF&L Limited. Mr. Wagman earned a Masters of Business Administration in Marketing form the Schulich School of Business, York University, Toronto, Canada, and a Bachelors of Arts Honors in Mass Communications/Sociology also from York University.

         Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified.

Committees of the Board of Directors

         The board of directors of LRS has no committees. In the future, it may establish audit and compensation committees.

Limitation on Directors' Liabilities

         Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Delaware Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

                             Executive Compensation

         No executive officer receives any cash compensation or other benefits from LRS. On June 6, 2000, LRS issued an aggregate of 200,000 shares upon payment of the par value to Messrs. Mitchell Geisler, Kevin Wagman and Ms. Cindy Roach as their compensation for past services and services to be rendered until LRS has sufficient cash to be able to pay salary compensation. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of LRS. Other elements of compensation, if any, will be determined at that time or at other times in the future.

                             Principal Stockholders

         The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Each stockholder named has sole voting and investment power with respect to his or its shares. This table does not include options not exercisable within 60 days of the date of this prospectus. As of the date of this prospectus, there were 2,654,721 shares of common stock issued and outstanding.

                                                            Percentage
Name and Address or          Number of Shares         Before            After
Identity of Group            Beneficially Owned      Offering          Offering

Mitchell Geisler(1)             104,501                3.9                1.0

Cindy Roach(1)                    50,000               1.9                 .5

Kevin Wagman(1)                   50,000               1.9                 .5

Marni Miller(2)                1,177,100              44.3               11.0

David Roff                      640,080               24.1                6.0

Glen Akselrod                   218,004                8.2                2.1

Brice Scheschuk                 259,002                9.7                2.4

All officers and                204,501                7.7                1.9
  directors as a group
  (3 persons)


(1) The address of each of these persons is c/o LRS Capital Inc., 240 Richmond Street West, Suite 201, Toronto, Ontario, Canada M5V 1V6.

(2) Includes 817,020 shares owned of record by ZDG Investments of which Ms. Miller is the sole owner.

                            Description of Securities

Common Stock

         Our certificate of incorporation authorizes us to issue up to 15,000,000 shares of common stock, par value $.001 per share. There are 2,654,721 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 10,654,721 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Transfer Agent

         The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.

Limitations on Stockholder Proposals

         Our certificate of incorporation limits the ability of stockholders to nominate directors or propose resolutions for adoption by the stockholders at meetings of stockholders. In both instances, nominations and proposals must be submitted not less than 70 days prior to the scheduled meeting date with substantial information about the nominee or proposal, information about the proposing stockholder and reasons for the proposal. The certificate of incorporation also provides that consent actions by the stockholders without a meeting may only be taken by unanimous action. These above provisions may only be changed by a vote of two-thirds of the shares outstanding at the time of vote.

         The above provisions may deter or hinder the change of control of LRS thereby making it more difficult for a third-party to acquire the company, even if doing so would benefit the stockholders.

                         Shares Eligible for Future Sale

         After the completion of this offering, we will have 10,654,721 shares of common stock outstanding. All 8,000,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. Of that amount 900,200 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and 1,754,521 shares, will be eligible for public sale without registration in June 2001 pursuant to Rule 144.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution

         The shares in this offering will be sold by the efforts of Mitchell Geisler, our President and the other officers and directors of LRS. They will not receive any commission from the sale of any shares. They will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

          1. None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

          2. None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

          3. None of the selling persons are, at the time of participation, an associated person of a broker-dealer, and

          4.   All of the selling persons meet the conditions of paragraph (a)
               (4) (ii) of Rule 3a4- 1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in LRS and a possible investment in the offering.

         We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

         This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

Procedure of Subscription

         If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to LRS Capital Inc.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by LRS and considered property of LRS once cleared by our bank. Certificates for the shares purchased will be issued and promptly distributed by our transfer agent, however, it is anticipated that the issuance and distribution of certificates will take several weeks from the time a subscription is accepted.

                                  Legal Matters

         Graubard Mollen & Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     Experts

         Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, PA, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    Where You Can Find Additional Information

         We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                                      FINANCIAL STATEMENTS OF LRS CAPITAL, INC.

                                Table of Contents
--------------------------------------------------------------------------------
Independent Auditors' Report                                              24

Financial Statements

     Balance Sheet                                                        25

     Statement of Income and Retained Earnings                            26

     Statement of Stockholders' Equity                                    27

     Statement of Cash Flows                                              28

     Notes to Financial Statements                                        29

Independent Auditors' Report



To the Board of Directors of
LRS Capital, Inc.
Toronto, Ontario
CANADA


We have audited the accompanying balance sheet of LRS Capital, Inc. (a development stage company) as of December 31, 1999 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of LRS Capital's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LRS Capital, Inc. as of December 31, 1999 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

The financial statements as of June 30, 2000 and for the six months then ended and indicated as unaudited are representations of management. We did not audit or review them and accordingly, express no opinion or other form of assurance on them.


/s/ Simon Krowitz Bolin & Associates P.A.
------------------------------------------
Simon Krowitz Bolin & Associates P.A.


June 30, 2000

                                                              LRS CAPITAL, INC.

                                                   (A Development Stage Company)

                                                                   BALANCE SHEET
-------------------------------------------------------------------------------

                                                                       June 30,
                                                        December 31,    2000
                                                            1999     (Unaudited)
--------------------------------------------------------------------------------
ASSETS

Current Assets
Cash (Note 1)                                            $  2,505      $ 14,779
--------------------------------------------------------------------------------

Other Assets
Organization Costs (Net of Amortization)                      890           742
Investment - Mineral Rights                                22,361        34,861
--------------------------------------------------------------------------------

Total Other Assets                                         23,251        35,603
--------------------------------------------------------------------------------

TOTAL ASSETS                                             $ 25,756      $ 50,382
================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable                                         $  1,333      $      0
Due to Related Parties                                     29,454        18,514
--------------------------------------------------------------------------------

Total Liabilities                                           30,787       18,514
--------------------------------------------------------------------------------

Stockholders' Equity
Common Stock - $0.001 par value;
15,000,000 shares authorized,
2,654,720 shares issued and outstanding                       900         2,654
Additional Paid in Capital                                   (700)       36,186
Retained Earnings (Deficit)                                (5,231)       (6,972)
--------------------------------------------------------------------------------

Total Stockholders' Equity                                 (5,031)       31,868
--------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 25,756      $ 50,382
================================================================================

                                                                          LRS CAPITAL, INC.

                                                              (A Development Stage Company)

                                                  STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                             For the Period
-------------------------------------------------------------------------------------------

                                                                                 October 7,
                                                                January 1,          1998
                                                                  2000 to       (inception)
                                               Year Ended      June 30, 2000    to June 30,
                                              December 31,      (Unaudited)         2000
                                                  1999                          (Unaudited)
-------------------------------------------------------------------------------------------
REVENUES                                     $        0     $          0     $          0
-------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
     Taxes                                          380                0              380
     Legal and Accounting                         3,987              323            4,310
     Transfer Agent Fee                               0            1,250            1,250
     Miscellaneous                                  270               20              290
     Amortization                                   297              148              742
-----------------------------------------------------------------------------------------

TOTAL EXPENSES                                   (4,934)          (1,741)           6,972
-----------------------------------------------------------------------------------------

NET (LOSS)                                       (4,934)          (1,741)          (6,972)

RETAINED EARNINGS (DEFICIT) - BEGINNING            (297)          (5,231)               0
-----------------------------------------------------------------------------------------

RETAINED EARNINGS - ENDING                   $   (5,231)    $     (6,972)    $     (6,972)
=========================================================================================


NET (LOSS) PER SHARE - BASIC                 $     (.07)    $      (0.00)    $     (0.00)

NET (LOSS) PER SHARE - DILUTED                     (.07)           (0.01)          (0.01)

WEIGHTED AVERAGE SHARES USED IN PER SHARE
 CALCULATION - BASIC                             75,200        2,654,720       2,654,720

WEIGHTED AVERAGE SHARES USED IN PER SHARE
 CALCULATION - DILUTED                           75,200        1,192,620         825,755
========================================================================================

                                                                                                   LRS CAPITAL, INC.

                                                                                        (A Development Stage Company)

                                                                         STATEMENT OF CHANGE OF STOCKHOLDERS' EQUITY

                                                          For the Period October 7, 1998 (inception) to June 30, 2000

---------------------------------------------------------------------------------------------------------------------
                                                                                                           Compre-
                                                                             Retained                      hensive
                                                   Shares       Amount       Earnings        Total         Income
---------------------------------------------------------------------------------------------------------------------
Balance at October 7, 1998
 (inception)                                               0     $      0     $       0     $       0      $        0

Issuance of Common Stock                                 200          200                         200

Net Loss                                                   0                       (297)         (297)           (297)
---------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1998                              200          200          (297)          (97)           (297)

Stock Dividend                                       900,000            0                           0

Net Loss- Year Ended December 31,
 1999                                                                            (4,934)       (4,934)         (4,934)
---------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999                          900,200          200        (5,231)       (5,031)         (5,231)

Stock Subscribed by Conversion of
 Due to Related Parties                            1,472,709       29,454                      29,454

Stock Subscribed                                      74,311        1,486                       1,486

Subscribed of Common Stock                           207,500        7,700                       7,700

Net Loss - June 30, 2000                                                         (1,741)       (1,741)         (1,741)
---------------------------------------------------------------------------------------------------------------------

Balance - June 30, 2000 (Unaudited)                2,654,721     $ 38,840     $  (6,972)    $  31,868      $   (6,972)
=====================================================================================================================

                                                                                                  LRS CAPITAL, INC.

                                                                                      (A Development Stage Company)

                                                                                            STATEMENT OF CASH FLOWS

                                                                                                     For the Period


                                                                                                         October 7,
                                                                                        January 1,          1998
                                                                       January 1,         2000 to       (inception)
                                                                         1999 to       June 30, 2000    to June 30,
                                                                      December 31,      (Unaudited)         2000
                                                                          1999                          (Unaudited)
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net (Loss)                                                          $      (4,934)   $      (1,741)   $     (6,972)
   Adjustments to reconcile net income to net cash provided (used)
     by operating activities:
       Amortization                                                              297              148             742
   Changes in assets and liabilities:
     (Decrease) Increase in Accounts Payable                                   1,333           (1,333)              0
     Increase in Due to Related Parties                                       27,970          (10,940)         18,514
---------------------------------------------------------------------------------------------------------------------

NET CASH (USED) BY OPERATING ACTIVITIES                                       24,666          (13,866)         12,284
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Acquisition of Mineral Rights                                             (22,361)         (12,500)        (34,861)
   Organization Costs                                                              0                0          (1,484)
---------------------------------------------------------------------------------------------------------------------

NET CASH (USED) BY INVESTING ACTIVITIES                                      (22,361)         (12,500)        (36,345)
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of Common Stock                                          0           38,640          38,440
---------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH                                                           2,305           12,274          14,779

CASH - Beginning                                                                 200            2,505               0
---------------------------------------------------------------------------------------------------------------------

CASH - Ending                                                          $       2,505    $      14,779    $     14,779
=====================================================================================================================

Non Cash Transaction
   Fee for Consulting Services for 7,500 Shares Stock                  $           0    $      7,500    $       7,500
=====================================================================================================================

                                                           LRS CAPITAL, INC.

                                               (A Development Stage Company)

                                                NOTES TO FINANCIAL STATEMENT

                                                               June 30, 2000
                                                                 (Unaudited)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     History and Business Activity - LRS Capital, Inc. ("LRS Capital" or the "company") is a development stage company with no current business operations. The company was incorporated in the state of Delaware on October 7, 1998 under the name LRS Group Incorporated. On October 15, 1998, the name of the corporation was changed to LRS Capital, Inc. The Company is currently acquiring certain mining claims.

     Organization Costs - The company incurred organization costs of $1,484. These costs are being amortized on a straight-line basis over a five-year period.

     Investment - The Company has invested for the acquisition of mineral rights resource at a cost of $34,861. This is equivalent to fair market value.

     Income Taxes - Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

     Basic and Diluted Net Income (Loss) Per Share - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period. The company has no convertible debentures or shares outstanding and no stock options or warrants outstanding.

     Cash and Cash Equivalent - The company maintains a petty cash fund on hand, which it classifies as cash for purposes of the statement of cash flows.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

                                                           LRS CAPITAL, INC.

                                               (A Development Stage Company)

                                                NOTES TO FINANCIAL STATEMENT

                                                               June 30, 2000
                                                                 (Unaudited)
-------------------------------------------------------------------------------


NOTE 2 - INCOME TAXES

     Since the company has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 1999 a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryover of $4,934 and $297 which expire in 2002 and 2001.


NOTE 3 - SHAREHOLDERS EQUITY

     Common Stock - In 1999, the Company amended the certificate of incorporation to increase the authorized shares from 200 to 15,000,000 common shares; $.001 par value per share and 2,654,520 shares issued and outstanding of which 1,547,021 shares were issued due to/from conversion of related parties.


NOTE 4 - RELATED PARTY TRANSACTIONS

     An officer and stockholder of the company loaned the company $1,484 in fiscal year 1998 with no interest rate and no fixed repayment term. During 1999, none of the principal balance related to the loan was paid in fiscal year 1999.


NOTE 5 - FINANCIAL INSTRUMENTS

     Fair Value - The carrying values of cash and due to related parties approximate fair values.

     Concentrations of Risk - Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of cash. The company's cash is held in a Canadian financial institutions and does not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act and petty cash held on its premises of $200.


NOTE 6 - CONTINGENCIES

     Legal - The company is not currently aware of any other legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

                                                           LRS CAPITAL, INC.

                                               (A Development Stage Company)

                                                NOTES TO FINANCIAL STATEMENT

                                                               June 30, 2000
                                                                 (Unaudited)
-------------------------------------------------------------------------------


NOTE 7 - COMMITMENTS, CONTINGENCIES

     The Company entered into an agreement on May 6, 1999 with Wolfranium Corporation Inc. (WCI), under which WCI will locate, stake out and record not more than forty mining claims nor less than twenty mining claims that WCI believes to contain high concentrations of minerals and metal ores. LRS Capital, Inc. (LRS) agreed to pay to WCI Net Smelter Royalties of an amount equal to 2% of the actual cash proceeds from sales of valuable minerals and ores from subject mining claims. The Company also has an obligation to pay WCI $8,000 within five business days from the date of the agreement, plus the following:

     May 6, 2000                $5,000
     May 6, 2001                $5,000
     May 6, 2002                $15,000
     May 6, 2003                $15,000
     May 6, 2004                $20,000
     May 6, 2005                $20,000

     The Company also agreed to issue shares of LRS common stock to Wolfranium Corporation Inc. at a subscription price of $0.001 per share, as follows:

     May 6, 2000                10,000 shares
     May 6, 2001                20,000 shares
     May 6, 2002                20,000 shares
     May 6, 2003                30,000 shares
     May 6, 2004                40,000 shares

     Additionally, in lieu of royalty payments, LRS has an option to pay WCI $2,600,000 during the first 6 years or $4,000,000 after 6 years less any amounts paid previously paid.

     The above shares are to be issued based on 10,000,000 shares outstanding. If less than 10,000,000 shares are issued, the amount due Wolfranium is correspondingly less.

                                [back cover page]


         You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.




                                LRS CAPITAL INC.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of the Delaware permit the indemnification of directors, employees, officers and agents of Delaware corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we indemnify under that law.

         The provisions of Delaware law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................   $     264.00
Legal Fees and Expenses........................................      15,000.00
Accounting Fees and Expenses...................................      15,000.00
Financial Printing and Engraving...............................       1,000.00
Blue Sky Fees and Expenses.....................................       2,500.00
Miscellaneous..................................................      16,236.00

          TOTAL................................................     $50,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

(1) On October 9, 1998, the Registrant issued to nine persons, an aggregate of 200 shares of common stock as founder shares. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration paid per share was $1.00 The Registrant declared a share dividend on October 28, 1999 so that each outstanding share would equal after the dividend 4,500.

(2) On June 6, 2000, the Registrant issued an aggregate of 200,000 shares of common stock to three persons who were then officers and directors of the Registrant. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration for the shares was the payment of par value and past and future services.

(3) On June 6, 2000 the Registrant issued an aggregate of 1,547,020 shares to four persons. Each of the persons was a stockholder of the Registrant. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration for the shares was $.0129 per share for an aggregate of $20,000.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.   Description of Document

      3.1    Certificate of Incorporation of Registrant

      3.2    Amendment to Certificate of Incorporation of Registrant

      3.3    Bylaws of Registrant

      4.1    Specimen Common Stock Certificate*

      5.1    Opinion of Graubard Mollen & Miller*

     10.1    Agreement between Wolfranium Corporation Inc. and Registrant

     10.2    Amendment to Wolfranium Corporation Inc. Agreement

     10.3    Form of Investor Subscription Agreement*

     23.1    Consent of Simon Krowitz Bolin & Associates P.A.

     23.2    Consent of  Graubard Mollen & Miller (Contained in Exhibit 5.1)*

     24.1    Powers of Attorney (included on signature page)



----------------------
*To be filed by amendment

ITEM 28.  UNDERTAKINGS

         The undersigned issuer hereby undertakes to provide to the underwriters, the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters, to permit prompt delivery to each purchaser.

The undersigned issuer also undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (1) include any prospectus required by section 10(a)(3) of the Securities Act;

               (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

               (3) include any additional or changed material information regarding the plan of distribution;

               (4) for determining liability under the Securities Act, we will treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

               (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)  We undertake:

                  (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on August 25, 2000

                                     LRS CAPITAL INC.

                                     By: /s/ MITCHELL GEISLER
                                     -------------------------
                                     Mitchell Geisler
                                     President
                                     (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Geisler and Cindy Roach, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                   TITLE                            DATE
        ---------                   -----                            ----

/s/ Mitchell Geisler        Chairman of the Board and            August 25, 2000
---------------------
Mitchell Geisler            President (Principal Financial
                            Officer and Principal Accounting
                            Officer)

/s/ Cindy Roach             Secretary and Director               August 25, 2000
---------------------
Cindy Roach

/s/ Kevin Wagman            Director                             August 25, 2000
---------------------
Kevin Wagman

                                  Exhibit Index

Exhibit No.    Description of Document
-----------    ------------------------

      3.1     Certificate of Incorporation of Registrant

      3.2     Amendment to Certificate of Incorporation of Registrant

      3.3     Bylaws of Registrant

      4.1     Specimen Common Stock Certificate*

      5.1     Opinion of Graubard Mollen & Miller*

     10.1     Agreement between Wolfranium Corporation Inc. and Registrant

     10.2     Amendment to Wolfranium Corporation Inc. Agreement

     10.3     Form of Investor Subscription Agreement*

     23.1     Consent of Simon Krowitz Bolin & Associates P.A.

     23.2     Consent of  Graubard Mollen & Miller (Contained in Exhibit 5.1)*

     24.1     Powers of Attorney (included on signature page)


----------------------
*To be filed by amendment